Exhibit 4.72

English Translation

PURCHASE CONTRACT

Contract No. CG120070500
Execution Place: Jiangning District, Nanjing
Execution Date: November 28, 2007

Seller: CEEG (Nanjing) Solar Research Institute	Buyer: CEEG (Nanjing) PV-Tech Co., Ltd.
Add.: 68 Shengtai Road, Jiangning Economic & Technical Development Zone, Nanjing	Add.: 123 Focheng West Road, Jiangning Economic & Technical Development Zone, Nanjing
Legal representative: Ronggui Sun	Legal representative: Lu Tingxiu
Tel: 025-52095699	Tel: 025-52766693
Fax: 025-52095699	Fax: 025-52766882

Through friendly consultation, the parties agree to enter into and abide by this contract on the following stipulations according to the Contract Law of the People’s Republic of China:

1. Product Name, Specification and Type, Quantity and Amount:

No.	Product Name	Specification and Type	Unit	Quantity	Unit Price	Total Amount	Remarks
	Mono-crystalline Silicon Wafer	125*125	piece	110,000	RMB 54	RMB 5,940,000	Tax included

	Total Amount (in word): RMB Five Million Nine Hundred and forty Thousand Only In number: RMB 5,940,000

2. Quality Standards of Silicon Wafers:

Appearance and Electronics performance: Type P / boron; tendency <100>±3 degree; resistivity: 0.5~1, 1~3, 3~6 Ω • cm, RRV < 25%; square width: 156 ± 0.5 mm; diagonal length: 200 ± 1 mm; arc length: 20~23.20 mm; thickness: 220 ± 25 (TTV ≤ 30 µm), wafer angle : 90 ± 0.3 degree; camber: ≤40 µm. Surface incision ≤ 30 µm, no piezoglypt, no punch, no stain; the edge collapse: ≤ one third of the side thickness, with the length <0.5 mm and the width towards inside surface < 0.2 mm, on each wafer not more than two pieces.

Electronics performance: working life: > 10 µs; carbon content : < 5*1016 at/cm3, oxygen content : < 1*1018 at/cm3.

3. Time and Term of Payment:

3.1 The Buyer shall wire full amount to the account designated by the Seller before collection of the goods. The Buyer shall pick up the goods at Seller’s warehouse upon receipt of payment by the Seller.

3.2 The Seller is responsible for providing to the Buyer the full invoice of 17% value added tax within five days after delivery.

4. Packing, Transit and Insurance:

4.1 The packaging shall meet the requirement of solar grade mono-crystalline silicon wafers transportation. Any damage due to improper packing shall be borne by the Seller.

4.2 The Seller shall be responsible for transit and cover the freight and insurance premium.

5. Term and Place of Delivery:

5.1 Term of Delivery: The Seller shall perform delivery obligation within one week after the execution of this Contract.

5.2 Place of Delivery: both parties agree that the place of delivery shall be Buyer’s warehouse.

6. Inspection of Quantity and Quality and Claims;

If there is any quality problem, the Buyer shall complete inspection according to the agreed standards and claim within thirty working days of arrival of the goods at the Buyer’s warehouse. The Seller shall reply within seven days after receipt of notice regarding claim on quality issued by Buyer, otherwise shall be deemed to consent to the claims of the Buyer.

7. Liabilities of Breach

7.1 Within the quality inspection period, if the type, specifications and technology parameters of the products delivered by the Seller do not conform to that is agreed herein, the Buyer shall be entitled to payment refund, replacing of quality goods or price reduction according to the specific situation of the products. The Seller shall reply within three days after receiving the Buyer’s written handling advice.

7.2 If the Seller delays the delivery, the Seller shall pay to the Buyer a default penalty of 0.05% of the total value of the delayed goods per day.

7.3 It shall be deemed as failure of delivery if the Seller fails to delivery goods within seven working days after the due time, and the Buyer shall be entitled to notify the Seller to terminate this Contract. This Contract shall be terminated upon the arrival of the written notice to the Seller. The Seller shall return the amount paid by the Buyer within three days after receiving Buyer’s written termination notice and compensate for the relevant losses suffered by the Buyer.

7.4 If the Buyer fails to make the full payment within seven working days after receipt of qualified wafers, the Buyer shall pay to the Seller a default penalty of 0.05% of the amount payable per day; the Seller shall be entitled to notify the Buyer to terminate this Contract in case that the Buyer fails to make such payment for more than thirty days . This Contract shall be terminated upon the arrival of the written notice to the Buyer. The Buyer shall return goods delivered by the Seller within three days after receiving Seller’s written termination notice and compensate for the relevant losses suffered by the Buyer.

8. Transfer of Contract

Neither party may, without written consent of the other party, transfer all or part of rights or obligations under this Contract.

9. Confidentiality

The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

10. Force Majeure

If any party is unable to perform the contract due to any force majeure event, the affected party shall notify the other party within 7 days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within 15 days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

11. Integrity Assurance

11.1 It is considered as the infringement on the other party’s interests if either party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the receiving party, or either of the Buyer and Seller as well as its staff does, whether in the name of the company or an individual, any transaction similar to that contemplated hereunder with any employee of the other party or any third party introduced by any employee of the other party. The breaching party shall compensate as much as twice of the direct or indirect losses incurred by the other party by such reason, as well as the liquidated damages amounting to 20% of the total amount of this Contract per breach (up to RMB 1,000,000).

11.2 The integrity report method for the Buyer: the Lawyer of Changming Xu, 13851647666, lawyerxucm@hotmail.com.

12. Prohibition of Commercial Fraud

If the Seller breaches the principle of honesty by providing to the Buyer false registration materials, false certificates of qualification or false information, or by hiding the truth to deceive the Buyer or the end user, it shall be liable for the liquidated damages as of 20% of the amount of this Contract (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by the Seller according to other provisions hereunder.

13. Settlement of Disputes

All disputes arising from the validity, performance and interpretation of this Contract shall be settled friendly by both parties. In case no settlement can be reached through consultation, it shall submitted to Court of Jiangning District, Nanjing. The relevant expenses (including attorney fees, travel expenses, cost of adducing evidence, notary fees, litigation fees and so on) shall be borne by the losing party.

14. Effectiveness and Miscellaneous

14.1 This Contract shall come into effect upon signature and seal of the parties. The printed copy of this Contract shall prevail. Any modification shall not become effective until signed and sealed by both parties. If the Contract has more than one page, then each page should be sealed on the perforation.

14.2 This Contract shall be executed in four counterparts with same legal effect, with each of the parties hereto holding one. Both parties shall send the originals of this Contract to each other within three working days upon the execution of this Contract. The faxed copies shall be as valid as the original.

14.3 Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which have the same legal effect as this Contract.

The Seller: CEEG (Nanjing) Solar Research Institute (Seal)	The Buyer: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)

Execution Date:	Execution Date:

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